Exhibit 99.1

Investor FAQ

1.	Why are you selling the Company?

After a thorough evaluation, the Board concluded that this transaction would deliver a substantial return to our shareholders with significant immediate value.

The $19.00 per share represents a premium of almost 40% over Del Monte’s average closing share price during the past three months.

2.	Why sell the Company now?

After a thorough and careful analysis, which included examining potential alternatives, the Del Monte Board concluded that this transaction would provide significant value to Del Monte’s shareholders.

3.	Is there a “Go Shop”? Do you expect any third-parties to bid for the Company?

The agreement permits Del Monte to solicit alternative proposals from third parties through January 8, 2011. The Del Monte Foods Board of Directors, with the assistance of its advisors, will actively solicit acquisition proposals during this period. There can be no assurance this process will result in a higher offer. Del Monte does not intend to disclose developments with respect to the solicitation process unless and until the Board has made a decision.

4.	When do you expect the transaction to be completed?

If there is not a superior offer, the transaction is expected to close by the end of March 2011, subject to customary closing conditions, including receipt of shareholder and regulatory approvals.

5.	What will happen to the shareholder dividend?

The dividend is paid at the discretion of the Board of Directors. If the transaction closes, Del Monte stock will be retired, and Del Monte will be a private company.

6.	Is there a break-up fee?

Yes, there is a break-up fee. Details of the fee are provided in the merger agreement, which will be filed with the Securities and Exchange Commission.

Additional Information and Where to Find It

In connection with the proposed merger, the Company will prepare a proxy statement to be filed with the SEC. When completed, a definitive proxy statement and a form of proxy will be mailed to the stockholders of the Company. THE COMPANY’S SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED MERGER BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The Company’s stockholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Del Monte Foods Company, Attn: Corporate Secretary, P.O. Box 193575, San Francisco, California 94119-3575, telephone: (415) 247-3000, or from the Company’s website, http://www.delmonte.com.

The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2010 Annual Meeting of Stockholders, which was filed with the SEC on August 16, 2010. Stockholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the proposed merger, which may be different than those of the Company’s stockholders generally, by reading the proxy statement and other relevant documents regarding the proposed merger, when filed with the SEC.

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